EXHIBIT 23(b)
INDEPENDANT AUDITORS'CONSENT

We consent to the incorporation by reference in this Registration Statement of CEL-SCI Corporation on Form S-3 of our report dated November 27, 1996, appearing in the Annual Report on Form 10-K of CEL-SCI Corporation for the year ended September 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
Washington, DC
February 13, 1997



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